Exhibit 12.1

November 7, 2018

John Clark, CEO

Global Cancer Technology, Inc.

Re: Form 1-A Regulation A Offering Statement

Dear Mr. Clark:

I have been requested by Global Cancer Technology, Inc., a Nevada corporation (the “Company”), to render my opinion in connection with certain matters pertaining to the Regulation A Offering Statement on Form 1-A (the “Offering Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the qualification of the offering of up to 1,333,333 shares of common stock by the Company and up to 499,200 outstanding shares by selling stockholders (the “Shares”).

In connection with this opinion letter, I have examined the Offering Statement and originals, or copies certified or otherwise identified to my satisfaction, of the Company’s Articles of Incorporation and such other documents, records and other instruments as I have deemed appropriate for the purposes of the opinion set forth herein.

I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as certified, facsimile or photocopies and the authenticity of the originals of all documents submitted to me as copies.

Based upon the foregoing, I am of the opinion that the Shares to be offered and sold by the Company have been duly authorized by the Company and, when issued and delivered by the Company in the manner and on the terms described in the Offering Statement, will be validly issued, fully paid and non-assessable. I am also of the opinion that the Shares to be offered and sold by the selling shareholders have been duly authorized, validly issued, and fully paid and are non-assessable.

The opinions expressed herein are limited to the laws of the State of Nevada, including all relevant provisions of the state constitution and all judicial interpretations interpreting such provisions.

I hereby consent to the use of this opinion as Exhibit 12.1 to the Offering Statement and to being named in the Offering Circular as having provided this opinion.

My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other document or agreement involved with the issuance of the Shares. I assume no obligation to advise you of facts, circumstances, events or developments which may hereafter be brought to my attention and which may alter, affect, or modify the opinions expressed herein.

Very truly yours,

/s/ Ronald N. Vance

Ronald N. Vance, Partner